“BARECON 2001” STANDARD BAREBOAT CHARTER    PART I

1. Shipbroker N/A		BIMCO STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001” PART I
2. Place and date Singapore, 19 November 2015
3. Owners/Place of business (Cl. 1) Sea 24 Leasing Co. Limited Room 1801 4, 18/F, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong		4. Bareboat Charterers/Place of business (Cl. 1) Golar LNG NB13 Corporation Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
5. Vessel’s name, call sign and flag (Cl. 1 and 3)
Golar Tundra
Call Sign: V7AF3
IMO Number: 9655808
Official Number: 4982
Marshall Islands (or such other flag state as may be agreed between the parties. See also Additional Clause 35).

6. Type of Vessel Gas Carrier		7. GT/NT 106,806/33,219
8. When/Where built 2015, Samsumg Heavy Industries Co. Ltd., Korea		9. Total DWT (abt.) in metric tons on summer freeboard 87,159
10. Classification Society (Cl. 3) DNV-GL		11. Date of last special survey by the Vessel’s classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) As per Specification
13. Port or Place of delivery (Cl. 3) See also Additional Clause 32	14. Time for delivery (Cl. 4) See also Additional Clause 32	15. Cancelling date (Cl. 5) N/A
16. Port or Place of redelivery (Cl. 15) See also Additional Clause 51		17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15) Three (3) months. See also Additional Clause 51
18. Running days’ notice if other than stated in (Cl. 4) N/A		19. Frequency of dry docking (Cl. 10(g)) N/A
20. Trading limits (Cl. 6)
Trading worldwide, always safe/afloat, always subject to exclusions as per Joint War Risks Committee related Perils listed Areas in breach of current war trading warranties and breach of Institute Trading Warranties and any other country, port, place or zone prohibited by the Flag State and / or UN and the Sanctions Limitation and Exclusion Clause. Cargo Limits as per Vessel’s classification society’s requirement and the vessel’s specifications.

21. Charter period (Cl. 2) 120 calendar months See also Additional Clause 37		22. Charter hire (Cl. 11) See also Additional Clauses 39 and 40
23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29) (Cl. 10(a)(ii)) N/A
24. Rate of interest payable acc. to Cl. 11(f) and, if applicable, acc. to PART IV See Additional Clause 39.6		25. Currency and method of payment (Cl. 11) US$ See also Additional Clause 39

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.
US 4680305v.1

“BARECON 2001” STANDARD BAREBOAT CHARTER    PART I

26. Place of payment; also state beneficiary and back account (Cl. 11) To an account which the Owner may designate and notify the Charterer from time to time. See also Additional clause 39	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)
applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)
Clause 12(a) and (b) do not apply. Sea Additional Clause 43

29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, to acc. to Cl 14(k)) (also state if Cl. 14 applies)
Clause 13(a) applies. See also Additional Clause 41

30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) None	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Additional Clause 41
32. Latent defects (only to be filed in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) None
34. Grace period (state number of clear banking days) (Cl. 28) Clause 28 does not apply. See Additional Clause 44	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) Clause 30 does not apply. See Additional Clause 54
36. War cancellation (indicate countries agreed) (Cl. 26(f)) N/A
37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) Yes	38. Name and place of Builders (only to be filled in if PART III applies) Samsung Heavy Industries Co. Ltd., Korea
39. Vessel’s Yard Building No. (only to be filled in if PART III applies) Golar Tundra (Hull No. 2056)	40. Date of Building Contract (only to be filled in if PART III applies) 23 February 2012
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A b) c)
42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) No	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) No
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled in if PART V applies) N/A
46. Number of additional clauses covering special provisions, if agreed
Additional Clauses 32 to 65 (both inclusive), as attached hereto, form Integral part of this Charter. In the event of any conflict or inconsistency between the terms of Part 1 and Part II of this Charter with the terms of the Additional Clauses, the terms of the Additional Clauses shall prevail.

PREAMBLE It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) /s/ Zhou Ling	Signature (Charterers) /s/ Pernille Noraas

1.	Definitions (See also Additional Clauses)
In this Charter, the following terms shall have the meanings hereby assigned to them:
“The Owners” shall mean the party identified in Box 3;
“The Charterers” shall mean the party identified in Box 4;
“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12 and see also Additional Clauses.
“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as set out in Additional Clause 43.2.

2.	Charter Period (Also see Additional Clauses 37, 39 and 40)
In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”).

3.	Delivery (Also see Additional Clauses 32 and 35)

~~(a)~~	~~A~~

(b)
The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.

(c)
The delivery of the Vessel by the Owners shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel.

4.	Time for Delivery (See Additional Clause 32)

5.	Cancelling

~~(a)~~	~~notice~~
~~(b)~~
~~(c)~~

6.	Trading Restrictions
The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.
The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. ~~-~~

7.	Surveys on Delivery and Redelivery
~~,~~
The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery hereunder. The Charterer shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.

8.	Inspection (see Additional Clauses 48.5 and 50)
~~(a)~~

~~(b)~~	~~--~~
~~(c)~~
~~requested and shall whenever~~

9.	Inventories, Oil and Stores (Also see Additional Clauses)
A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances on board the Vessel shall be made by the Charterers at their expenses on delivery and again on redelivery of the Vessel. The Charterers shall at the time of delivery take over and be deemed to have paid for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores in the said Vessel in accordance with the relevant provisions of this Charter and the Owners shall at the time of redelivery take over and pay for all bunkers, unbroached lubricating oil and provisions at the then current market prices at the ports of redelivery. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10.	Maintenance and Operation

(a)
(i)    Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(i)
New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, the cost of compliance and time used in relating thereto shall be for the sole account of the Charterer.

(ii)
Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b)
Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c)	The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d)
Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld or delayed, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.

(e)
Changes to the Vessel - (See also Additional Clause 36) Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f)
Use of the Vessel’s Outfit Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

~~(g)~~	~~rt~~

11.	Hire (see also Additional Clauses 39 and 40)

(a)	The Charterers shall pay (or be deemed to have paid, where applicable) hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.
~~(b)~~

(c)	Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.
~~(d)~~
~~(e)~~

~~(f)~~	~~n.~~
~~(g)~~

12.	Mortgage (See also Additional Clause 43)
(only to apply if Box 28 has been appropriately filled in)

13.	Insurance and Repairs (see also Additional Clause 41)

(a)
During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.
All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers’ account.

~~(b)~~	~~t~~

(c)
The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

~~(d)~~	~~n~~
~~(e)~~
~~(f)~~

14.	Insurance, Repairs and Classification (See Additional Clauses)
(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).

~~(a)~~	~~r~~

~~(b)~~	~~)~~

~~(c)~~	~~f~~

~~(d)~~	~~,~~.
~~(e)~~
~~(f)~~

~~(g)~~	~~,~~

~~(h)~~	~~e~~
~~(i)~~
~~(j)~~
~~(k)~~
~~(l)~~

15.	Redelivery (See also Additional Clause 50)
~~, ry~~
~~.~~
~~,~~

16.	Non-Lien
The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:
“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

17.	Indemnity (See Also Additional Clause 51)

(a)
The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)
If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

18.	Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers for all claims under this Charter.

19.	Salvage
All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average
The Owners shall not contribute to General Average.

22.	Assignment, Sub-Charter and Sale

(a)
Subject to the Additional Clauses, the Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, ~~e~~and subject to such terms and conditions as the Owners shall approve.

~~(b)~~	~~llncurrcocaon, occnar.~~

23.	Contracts of Carriage
~~The ac ll documents dacarrierrie ;scme.aoCln-o-~~
~~C ad ars’th;oso cthe Athens Convention Relatingand their Luggage by Sea, 1974, and any protocol~~

*)	Delete as applicable.

24.	Bank Guarantee
(Optional, only to apply if Box 27 filled in)
~~nish, l,cd at the place 27 as guarantee ce of their obligations under~~

25.	Requisition/Acquisition

(a)
In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

~~(b)~~	~~inessel rh“”, t ct “Co”,e a o“Colsory”.cnd “Compulsory Acquisition”.~~

26.	War

(a)
For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)
The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c)
The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

~~(d)~~	~~einsurers of the war risks incurance, when l’ oeso, aor m/ the same time as the next payment of hire is due.~~

(e)	The Charterers shall have the liberty:

(i)
~~,, u~~sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)
to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f)
In the event of outbreak of war (whether there be a declaration of war or not) ~~i) oo:; tKm; ; ’(ii) ed tCharterers shall have the right to cancel this Charter, the ccordance with Clause 15, if the Vessel rif debarred under this Clause from ,. In all cases~~hire shall continue to be paid in accordance with Clause 11 and all other provisions of this Charter shall apply.

27.	Commission
~~t t.~~
~~Io.to, c’~~

28.	Termination (See Additional Clauses 44 and 45)

~~(a)~~	~~C~~
~~Owners shall be entitled to withdraw the Vessel from the serC if~~

~~(i)~~	~~hn oooererse wnersmber of days following the Owners’ notice, thel. Failure by the Charterers to pay hire within the s’pro, eVessel from the service of the Charterers and terminate the Charter without~~

~~(ii)~~	~~tm~~
~~(1)~~

~~(2)~~	~~CIe~~
~~s’uc~~

~~(iii)~~	~~prejudiced~~

~~(b)~~	~~’ Default~~
~~If the Owners shall by any act or omission be in breach Charterers of the (harterers b~~

~~(c)~~	~~Vessel~~
~~Clleeo be terconstructive or compromised or arranged total loss. For  o r o~~

~~(d)~~	~~ed, rry~~

~~(e)~~	~~cdh~~

29.	Repossession (See Additional Clause 45 and 50)
~~In  8 trsat her current or next port of call, or honca .Pendingcorance C,lld.lnative TVnen’ . en ,’ Master, officers and crew shall be the sole responsibility~~

30.	Dispute Resolution (See Additional Clause 53)
~~-oCe~~
~~cd (LMAA) Terms current at the time when~~
~~The reference shall be to three arbitrators. A party stating that it will appoint its arbitrator as sole arbitrator c td. arbitrator and give notice that it has done h,  dt.r  o.~~
~~I cU$in accordance with the LMAA Small Claims Procedure c~~
~~dU;t, b.~~
~~$ndPe.~~
~~by the parties and any dispute arising out of or in n,b th.~~
~~Notwithstanding (a), (b) or (c) above, the parties ccn.~~
~~Ia),c)  following shall apply:~~
~~ro tecoc“Mediation Notice”noo~~
~~i th 1free to mediation, in which case the partieso.t ,~~
~~iiI,~~
~~v sparty to seek such relief or take such steps as it~~
~~v. ntinue during the conduct of the mediation butn~~
~~vUnless otherwise agreed or specified in the mediation terms, each party shall bear its own costs n equally the mediator’s costs and expenses.~~
~~vinfidential and no information or documents~~
~~:s.~~
~~fi,-ay. - apply in all cases.~~
~~-a), b) v;~~

31.	Notices (See Additional Clause 52)
~~(a)~~

~~(b)~~	~~hfc.~~

1.	Specifications and Building Contract

(a)
The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Charterers and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter signed as approved by the Owners.

(b)	No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Owners as aforesaid, without the Owners’ consent.

~~(c)~~	-

~~(d)~~
lc.-hereunder, the Charterers shall be bound to accept the , accordance with the Building Contract, on the date of .having accepted the Vessel they will not thereafter raise l’p, , , m, cmtoucec, eHowever, the Owners’ liability to the Charterers shaeethe Builders under the guarantee clause of the BuildingC) ,dece shall accrue to the account of the party statrn

~~2.~~

~~(a)~~
,c, rt tld.Udelivery to the Owners as therein provided but the delivery the Vessel is in fact ready for delivery by the Builders after .ce, t1(d), the Charterers shall not be entitled to make any claim pcny representations or warranties, whether express or implied,

~~(b)~~	fnlld tllleeCrte

~~(c)~~	I C

~~(i)~~	C n rt;

~~(ii)~~	writing)require the Owners to negotiate with the Builders as to the exercising their right to rejection and upon receipt of such o Bt

~~(iii)~~	cume

~~(iv)~~	r -, Charterers for any claim under or arisinrm

~~(d)~~	mt1

3.	Guarantee Works
If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.
~~4.~~
TlCl,

5.	Survey on Redelivery
The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

Oo tohave fulfilled their obligations according to Part I and II III, ,, oomCseo her as the Sellers and the Charterers as the Buyers.
de
The Sellers guarantee that the Vessel, at the time of ryory. Sadoemnify the So. o’ hall b’. ’ shall be for Sellers’ account.
oh’hinstalment the Sellers shall furnish the Buyers with a Bill cto .olle’deliver a certificate of deletion to the Buyers. Buyers all classification certificates (for hull, engines, , asasall ’oo.
l
l’ r C.
ha oodlIIco

~~1.~~
For the purpose of this ,
“rgry”ln ylthe Charterers are registered during the period
“The Underlying Registry” shall mean the registry of the l as Owners and to which jurisdiction and control of the rtrto.
~~2.~~
CC)II
~~3.~~
If the inthe(c e d by the ,-l.
oCharter Registry as stated in Box 44, due to a of due under the mortgage(s), the Charterers shall have Crtr

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.
US 4680305v.1